DIRECTOR DESIGNATION AGREEMENT

         THIS DIRECTOR DESIGNATION AGREEMENT, dated as of August 17, 1994, is entered into by and among Evans Withycombe Residential, Inc., a Maryland corporation (the "Company"), Evans Withycombe Residential Properties, L.P., a Delaware limited partnership (the "Operating Partnership"), AEW Partners, L.P. ("AEW"), CIIF Associates II Limited Partnership, a Delaware limited partnership ("Copley"), Stephen O. Evans ("Evans") and F. Keith Withycombe ("Withycombe"). AEW, Copley, Evans and Withycombe shall sometimes collectively be referred to herein as the "Contributing Partners."

                                    RECITALS

         WHEREAS, the Contributing Partners, together with their Affiliates (as defined below), own interests in certain apartment properties and/or development projects that will be transferred to the Operating Partnership in connection with the initial public offering of shares of the Company's common stock (the "Common Stock");

         WHEREAS, the Contributing Partners will receive some combination of Common Stock, cash and units of limited partnership interest in the Operating Partnership ("Units") in exchange for such property interests;

         WHEREAS, at the option of the Contributing Partners, the Units are exchangeable for cash or, at the option of the Company, shares of Common Stock;

         WHEREAS, the bylaws of the Company (the "Bylaws") provide that a majority of the Company's board of directors (the "Board of Directors") must be Independent Directors (as defined below);

         WHEREAS, the Company and the Contributing Partners desire and intend that the Contributing Partners have the right to designate, for nomination for election to, and/or to fill vacancies on, the Board of Directors, certain designees in accordance with the terms of this Agreement; and

         WHEREAS, the Contributing Partners are willing to enter into the Partnership Agreement (as defined below), certain agreements whereby their interests in certain apartment properties and/or development projects will be transferred to the Operating Partnership and, in the case of Evans and Withycombe, the Executive Employment Agreements (and related non-competition agreements) in consideration of receiving the right to designate, for nomination for election to and/or to fill vacancies on the Board of Directors, designees in accordance with the terms of this Agreement.

         NOW, THEREFORE, in consideration of the premises and the mutual agreements herein contained, and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

                                    AGREEMENT
                                    ---------

                           ARTICLE I. - DEFINED TERMS

         In addition to the definitions set forth above, the following definitions shall be for all purposes, unless otherwise clearly indicated to the contrary, applied to the terms used in this Agreement.

         "Affiliate" of any Person means any other Person directly or indirectly controlling or controlled by or under common control with such Person. For the purposes of this definition, "control" when used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" have meanings correlative to the foregoing.

         "Agreement" means this Agreement, as it may be amended, supplemented or restated from time to time.

         "Applicable Ratio" shall have the meaning set forth in Section 1 of
Article II below.

         "Exchangeable L.P. Units" means L.P. Units which may be exchangeable for Common Stock pursuant to Section 8.6 of the Partnership Agreement (without regard to any limitations on the exercise of such exchange right as a result of the Ownership Limit Provisions).

         "Exchange Act" means the Securities Exchange Act of 1934, as amended from time to time.

         "Immediate Family" of any individual means such individual's estate and heirs, spouse, children (whether natural or adoptive or by marriage), and any trust or estate, all the beneficiaries of which consist of such individual or any of the foregoing.

         "Incapacitated" shall have the meaning set forth in the Partnership Agreement.

         "Independent Director" shall have the meaning set forth in the Bylaws.

         "Ownership Limit Provisions" mean the various provisions of the Company's Articles of Amendment and Restatement set forth in ARTICLE FOURTH thereof restricting the ownership of Common Stock by certain Persons to specified percentages of the outstanding Common Stock.

         "Partnership Agreement" means the Amended and Restated Agreement of Limited Partnership of the Operating Partnership dated as of August 17, 1994, as the same may be amended, modified or restated from time to time.


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


         "Person" means an individual or a corporation, partnership, limited liability company, association, trust, or any other entity or organization, including a government or political subdivision or an agency or instrumentally thereof.

         "REIT Share Amount" means, with respect to an Exchangeable L.P. Unit, that number of shares of Common Stock equal to one (1) multiplied by the Unit Adjustment Factor.

         "Securities Act" means the Securities Act of 1933, as amended from time to time.

         "Unit Adjustment Factor" shall have the meaning set forth in the Partnership Agreement.

                        ARTICLE II. - BOARD OF DIRECTORS

         1. AEW Right to Designate Director Nominee. For so long as AEW beneficially owns in the aggregate either shares of Common Stock or Exchangeable L.P. Units or a combination thereof, and the ratio (the "Applicable Ratio") of
(i) the sum of the number of such shares of Common Stock and the REIT Share Amount applicable to such Exchangeable L.P. Units, over (ii) the sum of the total number of shares of Common Stock outstanding and the REIT Share Amount for all Exchangeable L.P. Units, equals or exceeds 7.5%, then AEW will have the following rights:

                  (a) The right to designate one (1) individual (an "AEW Designee") to be nominated for election (or reelection) to the Board of Directors at each regular or special meeting of shareholders at which an election of one or more directors is to take place provided that no AEW Designee is then serving as a director or that the term of office of an AEW Designee who is serving as a director is expiring and a successor director is to be elected (or such AEW Designee is required to be reelected) at such meeting; and

                  (b) The right to designate an AEW Designee to be nominated for election to the Board of Directors at each meeting of the Board of Directors at which an election of one or more directors takes place to fill a vacancy on the Board of Directors provided that no AEW Designee is then serving as a director.

         If not sooner terminated by reason of the failure of AEW to maintain beneficial ownership of shares of Common Stock and/or Exchangeable L.P. Units in the Applicable Ratio of at least 7.5%, the rights set forth in this Section 1 of Article II shall lapse, and be of no further force nor effect, on the fifth anniversary of the date of this Agreement.

         2. Copley Right to Designate Director Nominee. For so long as Copley beneficially owns in the aggregate either shares of Common Stock or Exchangeable L.P. Units or a combination thereof, and the Applicable Ratio of (i) the sum of the number of such shares of Common Stock and the REIT Share Amount applicable to such Exchangeable L.P. Units, over (ii) the sum of the total number of shares of Common Stock outstanding and the REIT Share


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


Amount for all Exchangeable L.P. Units, equals or exceeds 7.5%, then Copley will have the following rights:

                  (a) The right to designate one (1) individual (a "Copley Designee") to be nominated for election (or reelection) to the Board of Directors at each regular or special meeting of shareholders at which an election of one or more directors takes place provided that no Copley Designee is then serving as a director or that the term of office of any Copley Designee who is serving as a director is expiring and a successor director is to be elected (or such Copley Designee is required to be reelected) at such meeting; and

                  (b) The right to designate a Copley Designee to be nominated for election to the Board of Directors at each meeting of the Board of Directors at which an election of one or more directors takes place to fill a vacancy on the Board of Directors provided that no Copley Designee is then serving as director.

         If not sooner terminated by reason of the failure of Copley to maintain beneficial ownership of shares of Common Stock and/or Exchangeable L.P. Units in the Applicable Ratio of at least 7.5%, the rights set forth in this Section 2 of Article II shall lapse and be of no further force nor effect on the fifth anniversary of the date of this Agreement.

         3. Evans and Withycombe Rights to Designate Director Nominees. For so long as each of Evans and Withycombe (a) beneficially owns (together with members of his Immediate Family) in the aggregate either shares of Common Stock or Exchangeable L.P. Units or a combination thereof, and the Applicable Ratio of
(i) the sum of the number of such shares of Common Stock and the REIT Share Amount applicable to such Exchangeable L.P. Units, over (ii) the sum of the total number of shares of Common Stock outstanding and the REIT Share Amount for all Exchangeable L.P. Units, equals or exceeds 7.5% and (b) continues to serve as an executive officer (as defined in Regulation C of the Securities Act) of the Company, then Evans and Withycombe, will have the following rights:

                  (aa) The right to designate up to three (3) individuals (each an "Evans Withycombe Designee") (which shall include Messrs. Evans and Withycombe and a third individual to be designated by Messrs. Evans and Withycombe who is an executive officer of the Company) to be nominated for election (or reelection) to the Board of Directors at each regular or special meeting of shareholders at which an election of one or more directors takes place provided that less than three (3) Evans Withycombe Designees are then serving as directors or that the term of office of any Evans Withycombe Designee who is serving as a director is expiring and a successor director is to be elected (or such Evans Withycombe Designee is required to be reelected) at such meeting. The number of Evans Withycombe Designees designated for nomination for election (or reelection) to the Board of Directors at any meeting of shareholders shall be equal to the number which, when added to the number of Evans Withycombe Designees then serving as directors and whose term of office is not then expiring, equals three (3); and


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


                  (bb) The right to designate up to three (3) Evans Withycombe Designees to be nominated for election to the Board of Directors at each meeting of the Board of Directors at which an election of one or more directors takes place to fill vacancies on the Board of Directors provided that less than three
(3) Evans Withycombe Designees are then serving as directors. The number of Evans Withycombe Designees to be designated for nomination for election to the Board of Directors at any meeting of the Board of Directors shall be equal to the number which, when added to the number of Evans Withycombe Designees then serving as directors, equals three (3).

         In the event that Messrs. Evans and Withycombe are unable to agree on the third Evans Withycombe Designee (other than Mr. Evans and Mr. Withycombe), then the rights of Messrs. Evans and Withycombe to designate the third Evans Withycombe Designee shall be deemed waived and the Board of Directors shall be free to nominate any individual or individuals, in lieu of the third Evans Withycombe Designee, for election to the Board of Directors. Notwithstanding anything herein to the contrary, Messrs. Evans and Withycombe shall lose their right to designate the third Evans Withycombe Designee (other than Mr. Evans and Mr. Withycombe) at such time as either AEW or Copley shall no longer have the right to designate an AEW Designee or Copley Designee, respectively, pursuant to this Agreement.

         During any period in which the Applicable Ratio for either or both of Messrs. Evans and Withycombe (measured on an individual basis) is reduced to less than 7.5% but the Applicable Ratio for both Messrs. Evans and Withycombe (measured on a combined basis) is greater than or equal to 12.5% and both of Messrs. Evans or Withycombe continue to serve as executive officers of the Company, then each of Messrs. Evans and Withycombe will have the following rights:

                  (aaa) The right to designate himself to be nominated for election (or reelection) to the Board of Directors at each regular or special meeting of shareholders at which an election of one or more directors takes place provided that he is not then serving as a director or that he is then serving as a director but his term of office is expiring and a successor director is to be elected (or he is required to be reelected) at such meeting; and

                  (bbb) The right to designate himself to be nominated for election to the Board of Directors at each meeting of the Board of Directors at which an election of one or more directors takes place to fill vacancies on the Board of Directors provided that he is not then serving as a director.

         During any period in which the Applicable Ratio for both of Messrs. Evans and Withycombe (measured on a combined basis) is reduced to less than 12.5% but the Applicable Ratio for one of Messrs. Evans or Withycombe equals or exceeds 7.5% and the person whose Applicable Ratio equals or exceeds 7.5% continues to serve as an executive officer of the Company, then such person shall have the following rights:

                  (aaaa) The right to designate himself to be nominated for election (or reelection) to the Board of Directors at each regular or special meeting of shareholders at


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


which an election of one or more directors takes place provided that he is not then serving as a director or that he is then serving as a director but his term of office is expiring and a successor director is to be elected (or he is required to be reelected) at such meeting; and

                  (bbbb) The right to designate himself to be nominated for election to the Board of Directors at each meeting of the Board of Directors at which an election of one or more directors takes place to fill a vacancy on the Board of Directors provided that he is not then serving as a director.

         4. Nomination. The Company agrees to nominate for election to the Board of Directors of the Company the individuals designated by the Contributing Partners to be nominated for election as directors pursuant to this Agreement. Nothing herein shall affect the rights of the Company or any shareholder or director of the Company to nominate for election to the Board of Directors, individuals, in addition to those designated by the Contributing Partners, to solicit votes or proxies for or on behalf of such individuals and to otherwise take such action in connection with the nomination and election of directors, as, in the opinion of the Company or such shareholder or director may be in the best interests of the Company.

         5. Mechanics of Designation. The Company shall give the Contributing Partners (or, if applicable, such other Person as shall be determined pursuant to Section 6) at least 60 days prior written notice of the date of the proposed mailing of proxy materials for any meeting of shareholders at which there will be election of directors of the Company. The Contributing Partners (or, if applicable, such other Person) shall within 10 business days of receipt of such notice from the Company give written notice (an "Election Notice") to the Company of the name of each individual which the Contributing Partners (or, if applicable, such other Person) has the rights under this Agreement to designate to be nominated for election or reelection to the Board of Directors at such meeting and all information relating to each such person that is required to be disclosed in solicitation of proxies for election of directors, or is otherwise required, in each case pursuant to Regulation 14A under the Exchange Act (including such person's written consent to being named in the proxy statement as a nominee and to serving as a director if elected). If the Election Notice is not provided to the Company on a timely basis as provided above, the Contributing Partners (or, if applicable, such other Person) shall be deemed to have renominated its or their existing nominee(s). At the request of the Board of Directors, any person so nominated for election as a director shall furnish to the Secretary of the Company that information required to be set forth in the Election Notice.

         6. Incapacity. In the event that any of the Contributing Partners is incapacitated, such rights shall be exercised on behalf of such Contributing Partner(s) by a single Person who shall represent that he, she or it is acting as the duly appointed attorney-in-fact of such Contributing Partners beneficially owning a majority of the total number of shares of Common Stock and the REIT Share Amount required pursuant to this Article II.

         7. Certain Voting Requirements. Each of the Contributing Partners agree to vote, and will cause its Affiliates to vote, all shares of Common Stock as to which it or they have


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


voting rights, and to use its best efforts to cause all directors who are Designees of such Contributing Partner to vote, for the election of a slate of directors which shall (i) include the nominee(s) designated by the Contributing Partners and (ii) consist of a majority of Independent Directors so long as the Bylaws provide that a majority of the directors shall be Independent Directors. Nothing herein shall affect, in any way, the obligation of any director who is a designee of a Contributing Partner to take such action which such director, in good faith and in the exercise of reasonable business judgment, believes to be in the best interests of the Company, or to refrain from taking any action which such director, in good faith and in the exercise of reasonable business judgment, believes not to be in the best interests of the Company. Each of the Contributing Partners acknowledges that the directors of the Company will be elected by the affirmative vote of the holders of the issued and outstanding shares of stock of the Company entitled to vote at elections of directors, and that any designee of such Contributing Partner who is nominated for election to the Board of Directors may fail to be elected by the shareholders of the Company.

         8. Size of Board of Directors. The Company agrees not to initiate any action to change the size of the Board of Directors from seven (7) persons without the written consent of (a) each of the AEW Designee, Copley Designee and the Evans Withycombe Designees and (b) the holders of a majority of the shares of Common Stock or Exchangeable L.P. Units then owned, directly or indirectly, by the Contributing Partners.

         9. Filling Vacancies Created by Early Resignation. In the event that either Mr. Joseph Azrack (the initial AEW Designee) or Mr. Joseph O'Connor (the initial Copley Designee) resigns prior to the termination of his initial term as a director, AEW shall have the right to designate a director to fill the vacancy created by Mr. Azrack's resignation if Mr. Azrack resigns, and Copley shall have the right to designate a director to fill the vacancy created by Mr. O'Connor's resignation, if Mr. O'Connor resigns. In either event, the director added to fill such vacancy shall serve in the same class as Mr. Azrack or Mr. O'Connor, as applicable, and shall serve for the remainder of his unexpired term.

                          ARTICLE III. - MISCELLANEOUS

         1. Remedies. In addition to being entitled to exercise all rights provided herein and granted by law, including recovery of damages, the Contributing Partners shall be entitled to specific performance of their rights under this Agreement. The Company and each Contributing Partner agree that monetary damages would not be adequate compensation for any loss incurred by reason of a breach by it or any of them of the provisions of this Agreement and hereby agree to waive the defense in any action for specific performance that a remedy at law would be adequate.

         2. Amendments and Waivers. The provisions of this Agreement, including the provisions of this sentence, may not be amended, modified or supplemented, and waivers or consents to departures from the provisions hereof may not be given unless the Company has obtained the written consent of the Contributing Partners or their representatives if any of the


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


Contributing Partners becomes Incapacitated. No failure by any party to insist upon the strict performance of any covenant, duty, agreement or condition of this Agreement or to exercise any right or remedy consequent upon any breach thereof shall constitute waiver of any such breach or any other covenant, duty, agreement or condition.

         3. Notices. All notices and other communications in connection with this Agreement shall be made in writing by hand-delivery, registered first-class mail, telex, telecopier, or air courier guaranteeing overnight delivery:

                  (a) If to the Company or the Operating Partnership, initially at the address of the Company's principal executive offices.

                  (b) If to AEW, initially at c/o Aldrich, Eastman and Waltch, 225 Franklin Street, Boston, Massachusetts 02110, Attn: Mr. Thomas H. Nolan, Jr.;

                  (c) If to Copley, initially at 399 Boylston Street, Boston, Massachusetts 02116, Attn: Mr. James D. Flynn;

                  (d) If to Evans, initially at 6991 East Camelback Road, Suite A200, Scottsdale, Arizona 85251; and

                  (e) If to Withycombe, initially at 6991 East Camelback Road, Suite A200, Scottsdale, Arizona 8525.

         All such notices and communications shall be deemed to have been duly given: at the time delivered by hand, if personally delivered; when received if deposited in the mail, postage prepaid, if mailed; when answered back, if telexed; when receipt acknowledged, if telecopied; and on the next business day, if timely delivered to an air courier guaranteeing overnight delivery.

         4. Successors and Assigns. This Agreement shall not be assignable by the Contributing Partners to any person.

         5. Counterparts. This Agreement may be executed in any number of counterparts and by the parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Each party shall become bound by this Agreement immediately upon affixing its signature hereto.

         6. Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Maryland without regard to the choice of law provisions thereof.


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


         7. Severability. In the event that any one or more of the provisions contained herein, or the application thereof in any circumstance, is held invalid, illegal or unenforceable, the validity, legality and enforceability of any such provision in every other respect and of the remaining provisions contained herein shall not be affected or impaired thereby.

         8. Entire Agreement. This Agreement is intended by the parties as a final expression of their agreement and intended to be a complete and exclusive statement of the agreement and understanding of the parties hereto in respect of the subject matter contained herein. This Agreement supersedes all prior agreements and understandings between the parties with respect to such subject matter.

         9. Duties of Directors. The Contributing Partners acknowledge and agree that any designee of any Contributing Partner who is elected as a director of the Company will have certain legal obligations and duties to the Company including, but not limited to, a duty of care and a duty of loyalty and in connection with the exercise of such duties, each director of the Company is required, at all times, to act in good faith and in a manner which he or she reasonably believes to be in the best interest of the Company. Nothing contained in this Director Designation Agreement is intended, or shall be construed, to require or permit any designee of any Contributing Partner who is elected as a director of the Company to fail to comply with his or her duties and obligations as a director of the Company or to take any action which such director believes, in good faith and in the exercise of reasonable business judgment, is not in the best interest of the Company or to fail to take any action which, in good faith and in the exercise of reasonable business judgment, such director believes to be in the best interest of the Company, even if such action may not be in the best interests of the Contributing Partner who designated such director for nomination.

         10. Validity of Elections of Directors. The validity of all elections of directors of the Company shall be determined under the Charter and Bylaws of the Company and the Maryland General Corporation Law ("MGCL") and any election of directors which is valid under the Charter and Bylaws of the Company and the MGCL shall not be deemed invalid solely by reason of the failure of the Company to comply with the provisions of this Director Designation Agreement.


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


         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

                              EVANS WITHYCOMBE RESIDENTIAL, INC.

                              By:    /s/ Stephen O. Evans
                                     -------------------------
                                     Stephen O. Evans, Chairman and Chief
                                     Executive Officer

                              EVANS WITHYCOMBE RESIDENTIAL
                              PROPERTIES, L.P.

                              By: Evans Withycombe Residential, Inc., its General Partner

                                     By:   /s/ F. Keith Withycombe
                                           ------------------------------
                                           F. Keith Withycombe, President

                              AEW PARTNERS, L.P.

                              By:    AEW/L.P., General Partner

                                     By:   AEW, Inc.

                                     By:   /s/ Joseph F. Azrack
                                           -------------------------

                              CIIF ASSOCIATES II LIMITED PARTNERSHIP

                              By:    Copley Advisors, Inc., its General Partner

                                     By:   /s/ Peter P. Twining
                                           -------------------------
                                           Peter P. Twining, Managing Director

                              STEPHEN O. EVANS

                              /s/ Stephen O. Evans
                              --------------------------

                              F. KEITH WITHYCOMBE

                              /s/ F. Keith Withycombe
                              --------------------------


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